                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

    Filed by the Registrant [ ]

    Filed by a party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the Com-
                                           mission Only (as permitted by
                                           Rule 14a-6(e)(2))

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12

                               CIRCUIT SYSTEMS
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

                            CIRCUIT SYSTEMS, INC.
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
        or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:
                         $125.00
        ------------------------------------------------------------------------
    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:
                     August 8, 1995
        ------------------------------------------------------------------------

                             CIRCUIT SYSTEMS, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                         To Be Held September 15, 1995


  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Circuit Systems, Inc., an Illinois corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held September 15, 1995, as stated in the foregoing notice.
Solicitations will be made by mail, and expenses incurred in connection with the solicitations will be borne by the Company.

  Anyone giving a proxy may revoke it at any time before it is exercised. If the enclosed proxy is properly executed and returned to American Stock Transfer & Trust Company, 40 Wall Street, New York, N.Y. 10005, all shares represented thereby will be voted for the proposals described in this Proxy Statement.

  Each outstanding share of Common Stock of the Company is entitled to one vote on each matter submitted to a vote at the meeting. In addition, in the election of Directors, each shareholder will have the right to cumulate his shares and distribute his votes among one or more of the Directors to be elected, in the manner authorized by the laws of Illinois. The Board of Directors has fixed July 17, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof.

  The Company had 5,321,973 shares of Common Stock, without par value, outstanding on June 30, 1995.

  It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed proxy will commence on or about August 4, 1995.


MATTERS TO BE CONSIDERED AT THE MEETING

  The Company's shareholders are being asked to consider and act upon the following proposals:

  1. The election of seven directors.

  2. Such other business as may come before the Meeting or any adjournments thereof.

                                -- PROPOSAL 1 --

                             ELECTION OF DIRECTORS

  At the meeting, seven Directors will be elected for a term of one year, or
until their successors have been elected and qualified.   Five of the nominees
are currently members of the Board of Directors. Martin Henderson has decided not to stand for reelection following the expiration of his term at the 1995 annual meeting. Gary R. Fairhead and C. Joseph Incrocci have been nominated by the Board of Directors to stand for election.

  The shares represented by the proxies given pursuant to this solicitation will be voted, and may be cumulated, in the manner authorized by the laws of Illinois, for the nominees listed below (unless such authorization is withheld in the proxy). Cumulative voting entitles each shareholder to give one candidate the number of votes equal to the number of Directors multiplied by the number of his shares or to distribute such votes on the same principle among as many candidates as the shareholder chooses. IN THE ABSENCE OF CONTRARY DIRECTION, THE PROXIES WILL CAST VOTES IN SUCH MANNER AS TO ELECT ALL
OR AS MANY NOMINEES AS POSSIBLE.   In the event any nominee should become
unavailable for any reason presently unknown, the proxies will be voted for substitute nominees. The nominees of the Company are Richard J. Augustine, Gary R. Fairhead, C. Joseph Incrocci, D. S. Patel, Magan H. Patel, Thomas W. Rieck and Dilip S. Vyas. Information with respect to the nominees is as follows:


NAME, POSITION WITH THE COMPANY; PRESENT PRINCIPAL OCCUPATION
OR EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY      FIRST BECAME DIRECTOR    AGE
--------------------------------------------------------------------------------
Richard J. Augustine                                          1992           52
Director; President, R. J. Augustine & Associates, Ltd., Certified
Public Accountants, from 1978 to present.

Gary R. Fairhead                                               -             43
President; SigmaTron International, Inc. and predecessor companies from 1990 to present.

C. Joseph Incrocci                                             -             52
President, Alkco Lighting Company, a division of J.J.I. Lighting
Company from 1984 to present.

D.S. Patel                                                    1987           54
Chairman of the Board of Directors; President and Chief Executive
Officer of the Company from February, 1987 to present.

Magan H. Patel                                                1987           49
Director; Executive Vice President and Assistant Secretary of
the Company from February, 1987 to present.

Thomas W. Rieck                                               1987           50
Director; Secretary of the Company from February, 1987 to present;
Partner, Rieck and Crotty, P.C., the Company's legal counsel.

Dilip S. Vyas                                                 1987           47
Director; Vice President-Business Development of the Company from February, 1987 to present.

  Messrs. Gary R. Fairhead, D.S. Patel, Thomas W. Rieck and Dilip S. Vyas are directors of SigmaTron International, Inc. ("SigmaTron"). Mr. Fairhead is also President of SigmaTron, which is a customer of the Company. The Company owns 20.3% of the Common Stock of SigmaTron, which is traded on the NASDAQ National Market System under the symbol "SGMA."

  Compensation of Directors. For the fiscal year ended April 30, 1995, Directors were entitled to cash compensation in the amount of $2,000 for each meeting up to an aggregate $12,000 per Director per year. The compensation arrangement was changed by the Board of Directors at one of its recent meetings. For the twelve-month period commencing with the date of the annual meeting of the shareholders, non-employee Directors will be entitled to receive Directors' fees at the rate of $8,000 per annum and all Directors will be entitled to receive $1,000 for each meeting attended. Non-employee Directors' compensation may not exceed $14,000 per annum and employee Directors' compensation may not exceed $6,000 per annum. Directors are also entitled to reimbursement of reasonable expenses incurred in attending meetings of the Board of Directors. In addition, pursuant to the 1994 Directors' Stock Option Plan, non-employee Directors in office at the adjournment of the annual shareholder meeting are granted an option to purchase 5,000 shares of the Company's Common Stock at an exercise per share equal to the fair market value of a share of the Company's Common Stock on the date of grant.

  Meetings and Committees of the Board of Directors. The Board of Directors held seven meetings during the fiscal year ended April 30, 1995, which were attended by all of the incumbent Directors.

  The Board of Directors has an Audit Committee, Compensation Committee and Executive Committee.

  The Company's Executive Committee, which consists of D.S. Patel (Chairman), Magan H. Patel and Dilip S. Vyas, and which is empowered, between Board meetings, to exercise all the powers of the Board in the management of the Company, met on numerous occasions during 1995.

  The Company's Audit Committee, which consists of Richard J. Augustine (Chairman), Martin Henderson and Thomas W. Rieck, meets with the Company's independent public accountants, reviews the scope and results of their audit, reviews management response to advisory comments and inquiries into various matters such as adequacy of internal controls and security, application of new regulatory policies and accounting rules and other issues that may from time to time be of concern to the Committee or its members. The Audit Committee met three times during the preceding year.

  The Company's Compensation Committee, which consists of Richard J. Augustine, Martin Henderson and Thomas W. Rieck (Chairman), is responsible for reviewing and approving the salary and bonus paid to the executive officers of the Company.

The Compensation Committee also administers the 1993 Stock Option Plan. The Compensation Committee met two times during the preceding year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Martin Henderson, currently serving as a Director, is President of Over and Over, Inc., which acted as a sales representative of the Company in 1995 and which is expected to perform such services for the Company during 1996. During fiscal year ended April 30, 1995, the Company paid approximately $459,236 in commissions to Over and Over, Inc.

  Beginning in 1987, through the present, the Company has retained the law firm of Rieck and Crotty, P.C., to perform certain legal services and anticipates that the firm will perform similar services in 1996. During fiscal year ended April 30, 1995, the Company paid approximately $199,888 in legal fees to Rieck and Crotty, P.C.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of June 30, 1995, the number and percentage of outstanding shares of the Company's Common Stock beneficially owned by (i) each Director, (ii) all Executive Officers and Directors as a group, (iii) all persons known by Company to own beneficially more than 5% of the Company's Common Stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                 AMOUNT AND NATURE   PERCENT OF
                                                   OF BENEFICIAL     SHARES OF
NAME             ADDRESS                             OWNERSHIP      COMMON STOCK
--------------------------------------------------------------------------------
D.S. Patel       2350 E. Lunt Avenue                1,822,607(1,3,4)     33.38%
                 Elk Grove Village, IL 60007

FMR Corp.        82 Devonshire Street                 501,500(5)          9.19%
                 Boston, MA 02109

Magan H. Patel   2350 E. Lunt Avenue                  281,149(1,3)        5.15%
                 Elk Grove Village, IL 60007

Dilip S. Vyas    2350 E. Lunt Avenue                   43,592(1,3,6)         *
                 Elk Grove Village, IL 60007

Richard J. Augustine     999 Plaza Drive              700(7)         *
                         Schaumburg, IL 60073

Thomas W. Rieck          55 W. Monroe Street          200(8,9)       *
                         Chicago, IL 60603

Martin Henderson         13530 South Ridge Drive       -0-          -0-
                         Charlotte, NC 28273

All Executive Officers and
Directors as a group
(6 persons)                                     2,148,248(2)     39.35%

An asterisk (*) indicates less than 1%.

1 Includes shares held by the Circuit Systems, Inc. Employee Stock Ownership Plan and beneficially owned by the following officers: Mr. D.S. Patel, 6,154 shares; Mr. Magan H. Patel, 4,468 shares; and Mr. Dilip S. Vyas, 3,592 shares; and all executive officers as a group, 14,214 shares.

2 As of June 30, 1995, the ESOP Trustee held 233,714 shares, which represents 4.39% of the outstanding Common Stock of the Company. Each Trustee has shared voting and investment power with respect to this stock. Hence, D.S. Patel, Magan H. Patel, Dilip S. Vyas and Thomas W. Rieck, the trustees, each disclaim any beneficial ownership of such shares.

3 Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after July 17, 1995, as follows: Mr. D.S. Patel, 75,000 shares; Mr. Magan H. Patel, 37,500 shares; Mr. Dilip S. Vyas, 25,000 shares; and all executive officers as a group, 137,500 shares.

4 Includes 200,000 shares held by Mr. Patel's spouse. Mr. Patel has sole voting and investment power over these shares.

5 Based on information provided in Schedule 13G filed with the Securities and Exchange Commission on February 13, 1995, these shares are beneficially held by FMR Corporation ("FMR") and certain of its affiliates and associates. Fidelity Management & Research Company, a registered investment adviser and a wholly owned subsidiary of FMR, is the beneficial owner of 501,500 shares as a result of acting as investment adviser to the Fidelity Low-Priced Stock Fund, voting power over which resides with the Fund's Board of Trustees. Edward C. Johnson 3d owns 24.9% of the outstanding voting stock of FMR and serves as Chairman.

6 Does not include 191,658 shares held in trust for, among others, members of the family of D.S. Patel and Magan H. Patel, neither of whom have investment nor voting power of such shares. Beneficial ownership of such shares is disclaimed.

7  Includes 500 shares held in retirement account.

8  Includes 200 shares held in trust for a family member.

9 Does not include 1,000 shares held by Rieck and Crotty, P.C. Profit Sharing Plan, for which voting and investment power is shared. Beneficial ownership of such shares is disclaimed.

  Under the federal securities laws, the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Company and the SEC. Specific due dates for these reports have been established by regulation and the Company is required to report in this Proxy Statement any failure to file by these dates during fiscal 1995. All of these filing requirements were satisfied by the Company's Directors, Executive Officers and 10% holders during fiscal year 1995.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth in the format required by applicable regulations of the Securities and Exchange Commission the compensation for Executive Officers of the Company who served in such capacities as of April 30, 1995.

                           SUMMARY COMPENSATION TABLE

                        FISCAL                                           LONG-TERM
                         YEAR         ANNUAL COMPENSATION              COMPENSATION               ALL OTHER
                         ENDED        -------------------              ------------              COMPENSATION
    NAME AND TITLE     APRIL 30       SALARY       BONUS           AWARDS         PAYOUTS             (4)
    --------------     --------       -------------------          ------         -------        ------------
                                                                 SECURITIES      LONG-TERM
                                                    (1)          UNDERLYING      INCENTIVE
                                                                 OPTIONS (#)     PLAN PAY
                                                                                 OUTS ($)
                                                                 -------------------------
  D. S. Patel,         1995         $520,000     $    -0-           50,000           -0-             $84,858
  President and Chief  1994         $312,000     $442,750           50,000           -0-             $70,729
  Executive Officer    1993         $312,000     $216,200(2)           -0-           -0-             $41,372

  Magan H. Patel,      1995         $124,800     $ 24,000           30,000           -0-             $30,591
  Executive Vice       1994         $117,000     $ 57,313           30,000           -0-             $26,121
  President and        1993         $104,000     $ 53,400              -0-           -0-             $18,536
  Assistant Secretary

  Dilip S. Vyas, Vice  1995         $109,200     $ 21,000           20,000           -0-             $17,558
  President-Business   1994         $ 93,600     $ 58,800(3)        20,000           -0-             $ 8,924
  Development          1993         $ 83,200     $ 57,720(3)           -0-           -0-             $ 4,996


(1) A description of the Company's bonus arrangements is contained below the caption "The Report of the Compensation Committee on Executive Compensation."

(2) Includes interest forgiveness on the Company's loan to D.S. Patel of $14,345 in fiscal year 1993.

(3) Includes the value on December 3, 1993 and December 1992 (grant date) of a grant of 5,000 and 10,000 shares, respectively, of the Company's Common Stock based on the average price of such stock ($5.50 and $4.00, respectively) as reported by NASDAQ.

(4)  The amounts disclosed in this column include:

     (a) Company contributions of the following amounts in fiscal 1995, 1994 and 1993 under the Company's Employee Stock Ownership Plan, on behalf of Mr. D.S. Patel, $2,591, $3,407 and $7,172; Mr. Magan H. Patel, $2,591, $2,421 and $6,536; and Mr. Dilip S. Vyas, $2,308, $2,124 and
          $4,996.

     (b) Payment by the Company in each fiscal year of premiums on whole life insurance policies for Mr. D.S. Patel of $34,200 and for Mr. Magan
          H. Patel of $12,000.

     (c) Payment by the Company in fiscal 1995, 1994 and 1993 of $10,000, $5,000 and $5,000, respectively, in Director fees.

     (d) Payment by the Company in fiscal 1995 of $24,401 on behalf of D.S. Patel for tax and financial planning advice pursuant to employment agreement.

                                 STOCK OPTIONS

     The Company has in effect the 1993 Stock Option Plan pursuant to which options to purchase common stock may be granted to employees (including executive officers) of the Company. The following table sets forth certain information relating to stock options granted to the named executive officers in fiscal 1995.

                     OPTION GRANTS DURING FISCAL YEAR 1995


                                       Individual Grants
                        ------------------------------------------------------    Potential Realizable Value
                                       % of Total                                 at Assumed Annual Rates of
                        Number of        Options                                   Stock Price Appreciation
                         Shares        Granted to                                       for Option Term(2)
                       Underlying       Employees                                     --------------------
                         Options        in Fiscal      Exercise     Expiration        5%             10%
        Name          Granted (#)(1)       Year          Price         Date           --             ---
        ----          -----------        --------      --------     ----------
 D. S. Patel              50,000           50%         $5.9125       09/16/04       $142,140        $401,443

 Magan H. Patel           30,000           30%         $5.375        09/16/04       $101,409        $256,991

 Dilip S. Vyas            20,000           20%         $5.375        09/16/04       $ 67,606        $171,327

(1) Options vest 25% every six months after the date of grant. The option exercise price is 100% (110% for Mr. D.S. Patel) of the fair market value on the date of grant. Options are exercisable for a period of 90 days after a voluntary termination to the extent vested at that time.

(2) Amounts represent hypothetical gains that could be achieved if exercised at end of the option term. The dollar amounts under these columns assume 5% and 10% compounded annual appreciation in the Common Stock from the date the respective options were granted. These calculations and assumed realizable values are required to be disclosed under Securities and Exchange Commission rules and, therefore, are not intended to forecast possible future appreciation of Common Stock or amounts that may be ultimately realized upon exercise.

                             YEAR-END OPTION TABLE

     The following table sets forth certain information regarding the value of unexercised options held as of April 30, 1995. No options were exercised in fiscal 1995.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                               Number of Shares Underlying               Value of Unexercised In-The-Money
                          Unexercised Options at April 30, 1995             Options at April 30, 1995(1)
                          -------------------------------------             -------------------------------

        Name              Exercisable            Unexercisable           Exercisable          Unexercisable
        ----              -----------            -------------           -----------          -------------
 D. S. Patel                         50,000              50,000                    $0                   $0

 Magan H. Patel                      22,500              37,500                    $0                   $0

 Dilip S. Vyas                       15,000              25,000                    $0                   $0

(1) Represents the difference between the exercise price of the outstanding options and the closing price of the Common Stock on April 28, 1995, which was $3.125 per share. Options that have an exercise price greater than the fiscal year-end market value are not included in the value calculation.

                              EMPLOYMENT AGREEMENT

     On April 16, 1994, the Company entered into a new employment agreement with Mr. D.S. Patel for a continuous term of twenty-four months, which provides for a base salary of $520,000 per year. On May 15, 1995, Mr. Patel voluntarily agreed to a 30% reduction in salary; there were no other changes made in his employment agreement at that time. In addition, the agreement provides that he be paid a performance bonus in an amount which the Board of Directors, in its absolute discretion, determines to be proper in relation to, among other things, attainment of the fiscal objectives of the Company. In addition, pursuant to the terms of the agreement, Mr. Patel is entitled to reimbursement for tax and financial planning advice in an amount not to exceed $25,000 annually and to the use of an automobile for business purposes. The agreement is terminable upon 90 days written notice by Mr. Patel or immediately by the Company at anytime. Mr. Patel is also entitled to participate in any other cash or deferred bonus, profit sharing or retirement plans which the Company now has or which may be adopted by the Company. The Company also advances, on behalf of Mr. Patel, annual premiums of $34,200 for a whole life insurance policy on his life.

                         EMPLOYEE STOCK OWNERSHIP PLAN

     Effective January 1, 1989, the Company adopted the Circuit Systems, Inc. Employee Stock Ownership Plan ("ESOP") covering substantially all employees. The ESOP is administered by the Board of Directors of the Company and the trustees are D.S. Patel, Magan H. Patel, Dilip S. Vyas and Thomas W. Rieck.
The ESOP is a noncontributory plan designed to invest primarily in the Common Stock of Company and to distribute retirement benefits (or benefits in event of death or disability) in the form of such Common Stock or cash.

     The Company may make contributions to the ESOP in the form of cash, Company Common Stock or other property, solely at the discretion of the Board of Directors. For the fiscal year ended April 30, 1995, the Company accrued a contribution of $125,000 to the ESOP.

                         COMPARATIVE PERFORMANCE GRAPH

         The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Company's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has compared its performance with the NASDAQ Market Value Index and a peer group of companies selected by the Company engaged in the printed circuit board industry comprised of Sheldahl, Inc., Hadco Corporation, Advanced Circuits, Inc., Altron Incorporated and Parlex Corporation.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                 AMONG CIRCUIT SYSTEMS, INC., THE NASDAQ MARKET
                  INDEX AND A SELECTED PEER GROUP OF COMPANIES





                                   FISCAL YEAR
       COMPANY                    1990      1991       1992       1993       1994       1995
---------------------             -------------------------------------------------------------
Circuit Systems, Inc.             100.00    22.34     68.09     117.02      108.51       53.19
Peer Group                        100.00    98.71    139.37     179.99      209.09      314.29
NASDAQ Market Index               100.00   111.17    114.03     136.25      152.93      166.98

         The comparison of total return on investment based upon the changes in year end price plus reinvested dividends for each period is calculated assuming $100 was invested on May 1, 1990 in Circuit Systems, Inc., the companies which comprise the NASDAQ Market Index and the selected peer group companies.

                    THE REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation paid to the executive officers of the Company, including salaries and bonuses. Following review and approval by the Committee, actions pertaining to executive compensation are reported to the full Board of Directors.

         It is the philosophy of the Company to ensure that executive compensation be linked directly to continuous improvements in corporate performance and increases in shareholder value. The Committee believes that corporate performance includes, in addition to financial performance, and appreciation in the stock price, such factors as the quality of the Company's products and the timeliness of its services, monitoring and improving the Company's environmental performance and maintaining equitable opportunities for the Company's employees.

         The following objectives have been adopted by the Committee as guidelines for compensation decisions:

         - provide a competitive total compensation program that enables the Company to attract and retain key executives

         - provide variable compensation opportunities that are directly linked with the performance of the Company and align executive renumeration with the interests of the shareholders

         - integrate all pay programs with the Company's annual and long-term business strategies and objectives and focus executive behavior on the fulfillment of those objectives

         The Committee does not use a quantative method or use mathematical formulas exclusively in setting any element of compensation. The Committee uses discretion, guided in large part by the concept of pay for performance, and considers all elements of an executive's compensation package when setting each portion of compensation. Further, the focus on pay for performance may cause individual compensation amounts to change significantly from year to year.

         The key elements of the Company's executive compensation program presently consists of salary, a short-term incentive in the form of an annual bonus and a long-term incentive in the form of stock options and participation in the ESOP, which ties the retirement income of the executive officers closely to the long-term performance of the Company's Common Stock. The Compensation Committee's philosophy on each of these elements, including the basis for the compensation awarded to the CEO, are discussed below.

         Salaries. Salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the comparative marketplace for executive talent, including a comparison to base salaries for comparable positions at comparable companies. The Compensation Committee receives the recommendations of the CEO for the compensation to be paid to executive officers (other than himself) and after due deliberations determines the compensation of such executive officers and the CEO.

Each year recommendations for future salary levels for executive officers (other than himself) are prepared by the CEO and are reviewed with, modified where appropriate, and approved by the Committee.

         Bonus. Bonus payments for the Company's executive officers are discretionary and are based upon the individual's performance, responsibility and position, as well as corporate results.

         Stock Options. The Committee believes that stock options are advantageous to the Company because they foster a long-term commitment by the recipient to the Company and motivate the executives to seek to improve the long-term market performance of the Company's stock. The Committee believes the grant of the options serves to align the interests of the executives with those of the shareholders. The 1993 Stock Option Plan provides an incentive for superior performance by officers and key employees who have the most impact on the management and success of the Company's businesses.

        Compensation of the Chief Executive Officer . The Committee reviews the total annual compensation of Mr. D.S. Patel and takes into account his role and responsibilities as president and chief executive officer of the Company. Mr. Patel's salary and bonus are paid in accordance with his employment agreement which is described on page 8.

        Salary. In April, 1994, Mr. D.S. Patel's salary was increased to $520,000, effective May 1, 1994. In increasing Mr. Patel's salary at that time, the Committee considered his individual tireless performance, his accomplishments in previous assignments, the size and complexity of the Company and SigmaTron and in recognition of his contribution to the Company's performance. The Committee made no change in Mr. Patel's base salary at its recent meetings; however, Mr. Patel volunteered to take a 30% decrease in salary as of May 15, 1995.

         Bonus.    The Company did not attain its earnings and sales growth
objectives for the year, despite overall favorable trends within the industry, and there were operating problems that were not, in the Committee's opinion, properly addressed by management. As a result, the Committee did not award any bonus to Mr. Patel for the fiscal year ended April 30, 1995. (The entire management team at the Company has rededicated itself to achieving certain goals to enhance shareholder equity).

         Stock Options. At the meeting held on June 21, 1995, Mr. Patel was awarded an option to purchase 50,000 shares of the Company's common stock at 110% of the price then prevailing. The Committee is of the opinion that the grant of this stock option should provide substantial incentive to increase shareholder value.

         Deductibility of Certain Executive Compensation . Section 162(m) added to the federal Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993 (the "Act"), denies publicly held corporations a deduction for compensation in excess of $1 million per year paid or accrued with respect to certain executives in taxable years beginning on or after January 1, 1994, except to the extent that such compensation qualifies for an exemption from that limitation. Exempt compensation includes only the following: (a) performance-based compensation (provided that certain outside directors, shareholder approval, and certification requirements are met); (b) commissions; (c) payments from certain tax-qualified retirement plans; (d) health and other fringe benefits that are reasonably believed to be excludable from gross income; and (e) compensation payable under a binding written contract in effect February 17, 1993.





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         The new deduction limitation has no effect on the Company's ability to deduct payments made (or deemed made for tax purposes) in fiscal 1995 to the named executive officers listed in the Summary Compensation Table. The new limitation, however, could affect the ability of the Company and its subsidiaries to deduct compensation paid to such officers in fiscal 1995 and subsequent years. The Company intends to take appropriate action to comply with Act so that deductions will be available to it for all compensation paid to its executive officers.

         Compensation Committee Interlocks and Insider Participation. In respect of deliberations concerning executive officers' compensation, all members of the Board of Directors participated in its deliberations, except that Mr. Patel did not participate in votes concerning his compensation deliberations.

         There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving members of the Board of Directors or its Committee.

                                    AUDITORS

         Grant Thornton LLP acted as independent certified public accountants to audit the financial statements of the Company for the current fiscal year and to perform other appropriate accounting services. Grant Thornton LLP has examined the financial statements of the Company since 1985. Representatives of Grant Thornton LLP will be present at the Annual Meeting, and will have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions. The Board of Directors expects to select an independent certified public accountant for the next fiscal year at its Annual Meeting.

                             SHAREHOLDER PROPOSALS

         A proper proposal submitted by a shareholder for presentation at the Company's 1996 Annual Meeting and received by the Company at its principal executive offices no later than May 1, 1996, will be included in the Company's Proxy Statement and form of proxy relating to the 1996 Annual Meeting.

                                 OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors is not aware of any business which will be presented for consideration at the meeting other than the foregoing. However, if other matters not now known properly come before the meeting it is intended that the persons named as proxies, or their substitutes, will vote the stock in accordance with their best judgment on such matters.

                                             By Order of the Board of Directors,



                                              __________________________________
                                              D. S. Patel, President and Chief
                                              Executive Officer



Elk Grove Village, Illinois
August 4, 1995






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